NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Continues Positive Sales Trends and

Is Positioned for Improved Future Performance

Ankeny, Iowa, March 8, 2005—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported earnings for the third quarter ended January 31, 2005 and for the fiscal year to date. Quarterly basic earnings per share were $0.05 compared with $0.12 a year ago. Chairman and CEO Ronald M. Lamb reminded investors the previous third-quarter earnings included $0.05 per share in one-time tax benefits and added, “What looks like a significant decrease in earnings came from management’s decision in the fourth quarter to sell 36 underperforming stores and take the pretax impairment charge of $7 million in the quarter just ended. Without the one-time noncash impairment charge ($0.09 per share), third-quarter earnings would have been $0.14, reflecting the continued sales improvement in all three of our business categories, and would have surpassed analysts’ EPS consensus.” Year-to-date earnings per share were $0.59 compared with $0.71 for the same period of fiscal 2004. Lamb elaborated, “The decision to sell these stores was the result of a strategic evaluation to position the Company for future improved performance.”

Gasoline—The Company’s annual goal is to increase same-store gasoline gallons sold at least 2% with an average margin of at least 10.5 cents per gallon. In the third quarter, total gallons sold increased 5% with same-store sales up 2.7%. “Despite rising wholesale gasoline prices in the third quarter, we were able to maintain a margin of 10.2 cents per gallon to keep us on track to achieve our annual margin goal,” said Lamb. Year to date, the average margin was 10.6 cents per gallon and same-store gallons sold were up 0.7%. Gasoline gross profit increased 6.1% to $82.1 million.

Grocery & Other Merchandise (G&OM)—”I’m pleased to report sales were up significantly in the G&OM category,” Lamb stated. “We benefited from the store reset we completed at the end of the first quarter and our continued efforts to regionalize the product mix.” Same-store sales for the third quarter were up 6.7% with an average margin of 31.2%. Year to date, same-store sales increased 4.3% with an average margin of 31.1%. Through nine months, total sales were up 6.6% to $551.2 million and gross profit was up 5% to $171.4 million. “We are exceeding our annual sales goal of increasing same-store sales 2.9%,” said Lamb. In the last two months of the third quarter, the Company began making some strategic pricing adjustments to move forward on the margin goal of 32%.

Prepared Food & Fountain (PF&F)—The annual goal for PF&F is to increase same-store sales 6% with an average margin over 60%. “This category continues to be an excellent performer,” Lamb stated. In the third quarter, same-store sales increased 8.9% with an average margin of 61.1%. Year to date, same-store sales were up 7.9%, total sales were up 12.1%, and the average margin was 60.1%. Gross profit rose 9.8% to $93.4 million. Lamb said, “Our ongoing gains in marketing and inventory control more than compensated for high wholesale cheese prices.”

Point of Sale (POS)—The goal is to have over 900 stores with full POS by the fiscal year-end. At the close of the third quarter, the Company had 860 stores operating with this capability. Lamb said, “As we roll out POS, we also provide store managers with remote hand-held scanners to control direct-to-store delivery costs and inventory. The additional information gained from the integration helps us improve inside sales and margins.”

Operating Expenses—”The goal for fiscal 2005 is to hold the percentage increase in operating expenses to no more than the percentage increase in inside sales,” Lamb stated. Year to date, total inside sales rose 7.8% to $706.7 million while operating expenses increased 11.3% to $257.7 million. “The increase was primarily due to the $7 million charge associated with the decision in the fourth quarter to sell 36 stores as well as a 34.6% rise in bank charges in the first nine months because of heavier customer credit card use and higher credit card totals for gasoline,” Lamb explained. Total gross profit was up 6.6% to $349.6 million.

Expansion—The annual goal is to acquire at least 43 stores and build 15 new stores to achieve 3.5% total store growth. Lamb said, “Through the nine months ended January 31, our aggressive pursuit of acquisitions resulted in purchases of 22 stores, written agreements for another 12, and preliminary agreements for 8 more stores. Year to date, we built and opened 6 stores and will open 7 more by April 30.”

Dividend—At its March meeting, the Board of Directors declared a quarterly dividend of $0.04 per share. The dividend is payable May 16, 2005 to shareholders of record on May 2, 2005.

***

	Casey’s General Stores, Inc. Consolidated Statements of Income (Unaudited) (Dollars in thousands, except per share amounts)
	Three months ended January 31,		Nine months ended January 31,
	2005	2004	2005	2004
Net sales	$662,561	$545,326	$2,114,069	$1,766,184
Franchise revenue	232	394	862	1,360

Total revenue	$662,793	$545,720	$2,114,931	$1,767,544

Cost of goods sold	$553,196	$449,292	$1,764,512	$1,438,166
Operating expenses	89,664	76,273	257,708	231,530
Depreciation and amortization	13,269	12,460	38,835	36,942
Interest, net	2,812	2,989	8,183	9,290

	$658,941	$541,014	$2,069,238	$1,715,928

Income before income taxes	$3,852	$4,706	$45,693	$51,616
Federal and state income taxes (benefit)	1,386	(1,135)	16,282	15,988

Net income	$2,466	$5,841	$29,411	$35,628

Basic earnings per share	$.05	$.12	$.59	$.71
Weighted average shares outstanding	50,152	49,925	50,092	49,833
Diluted earnings per share	$.05	$.12	$.59	$.71
Weighted average shares outstanding	50,351	50,151	50,270	49,995

Casey’s General Stores, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	January 31, 2005	April 30, 2004
Assets
Current assets
Cash and cash equivalents	$29,235	$45,887
Receivables	6,127	5,751
Inventories	83,311	77,895
Prepaid expenses	5,917	6,392
Income taxes receivable	12,844	10,882

Total current assets	$137,434	$146,807

Other assets, net of amortization	1,683	1,154
Property and equipment, net of accumulated depreciation January 31, 2005 $443,355 April 30, 2004 $409,969	712,248	686,625

Total assets	$851,365	$834,586

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$34,869	$28,345
Accounts payable	76,821	83,388
Accrued expenses	38,566	34,107

Total current liabilities	$150,256	$145,840

Long-term debt, net of current maturities	$127,253	$144,158
Deferred income taxes	104,330	99,159
Deferred compensation	5,950	5,635

Total liabilities	$387,789	$394,792

Total shareholders’ equity	463,576	439,794

Total liabilities and shareholders’ equity	$851,365	$834,586

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product (Dollars in thousands)
Nine months ended 1/31/05	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total

Sales	$1,391,731	$551,237	$155,484	$15,617	$2,114,069
Gross profit	$82,052	$171,401	$93,392	$2,712	$349,557
Margin	5.9%	31.1%	60.1%	17.4%	16.5%

Gasoline gallons	775,614

Nine months ended 1/31/04

Sales	$1,090,792	$517,052	$138,692	$19,648	$1,766,184
Gross profit	$77,326	$163,230	$85,074	$2,388	$328,018
Margin	7.1%	31.6%	61.3%	12.2%	18.6%

Gasoline gallons	751,793

Gasoline Gallons Same-store Sales Growth (Stores open for at least one full year)						Gasoline Margin (Cents per gallon)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2005	1.4%	0.8%	2.7%			F2005	11.8 ¢	9.7 ¢	10.2 ¢
F2004	6.4	3.4	0.7	1.7%	3.1%	F2004	9.8	11.9	9.1	9.5 ¢	10.1 ¢
F2003	-5.5	-5.1	-4.4	4.1	-3.0	F2003	9.9	11.7	11.9	10.4	11.0
F2002	6.3	11.5	17.7	2.0	9.2	F2002	9.3	10.2	7.5	10.4	9.3

Grocery & Other Merchandise Same-store Sales Growth (Stores open for at least one full year)						Grocery & Other Merchandise Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2005	1.9%	4.7%	6.7%			F2005	31.3%	30.8%	31.2%
F2004	0.6	-0.5	-1.2	2.8%	0.4%	F2004	31.5	32.3	30.8	29.2%	31.0%
F2003	4.2	0.8	-3.1	-1.9	0.2	F2003	31.0	33.0	30.6	31.2	31.5
F2002	8.7	10.6	19.0	9.7	11.7	F2002	32.9	30.6	27.0	30.4	30.3

Prepared Food & Fountain Same-store Sales Growth (Stores open for at least one full year)						Prepared Food & Fountain Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2005	5.8%	8.8%	8.9%			F2005	58.7%	60.4%	61.1%
F2004	5.8	4.1	4.5	7.6%	5.5%	F2004	60.8	62.8	60.3	58.5%	60.6%
F2003	2.8	2.0	-2.9	2.4	1.1	F2003	59.1	60.1	60.3	58.0	59.4
F2002	7.0	7.6	15.4	3.5	8.3	F2002	54.9	53.9	56.8	56.2	55.4

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on March 9, 2005. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the

Investor Relations section of our Web site and will be available in an archived format.